UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 13, 2004

PINNACLE SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

California	000-24784	94-3003809
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

280 North Bernardo Avenue

Mountain View, California 94043

(Address of principal executive offices, including zip code)

(650) 526-1600

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On December 13, 2004, Pinnacle Systems Ltd. (the “Company”), a wholly-owned subsidiary of Pinnacle Systems, Inc. (“Pinnacle”) and David Barnby entered into an Executive Service Agreement (the “Agreement”). The Agreement provides that Mr. Barnby will serve as the Company’s General Manager, Europe, effective January 3, 2005.

Pursuant to the terms of the Agreement, Mr. Barnby will receive an annualized base salary of £156,000 and will be eligible to participate in the Company’s executive compensation plan. The Agreement also provides Mr. Barnby with $50,000 in annual housing, school, car and/or travel allowance and with an additional annual payment of £16,920. The Agreement further provides that Mr. Barnby will receive a stock option grant of 200,000 shares of Pinnacle’s common stock with a four-year vesting schedule, 25% cliff after one year and monthly thereafter.

The Company may terminate Mr. Barnby’s employment without notice for cause, otherwise the Agreement will continue until terminated by either party upon six months’ written notice to the other; provided, however, that the Company has the right to pay Mr. Barnby in lieu of notice the amount of salary that would be due for the unexpired period of notice. In addition, the Agreement provides that if the Company terminates Mr. Barnby’s employment by reason of redundancy or by reason of a change of control of the Company, he will receive an additional amount equal to one year’s base salary.

In connection with the Agreement, Pinnacle and Mr. Barnby also entered into a Change of Control Severance Agreement dated as of December 14, 2004 that provides that if Mr. Barnby’s employment is involuntarily terminated within three months prior to or within 12 months after a change of control of Pinnacle, he will receive, within 30 days of such termination, a lump sum payment equal to the sum of 18 months of compensation at the rate of compensation in effect immediately prior to such termination. In addition, upon such termination, 100% of the outstanding stock options held by him will vest and become fully exercisable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PINNACLE SYSTEMS, INC.

By:	/s/ Scott E. Martin
Scott E. Martin
Senior Vice President, Human Resources
and Legal

Date: December 16, 2004